Exhibit 99.1

HOMESTORE NAMES PAUL UNRUH NEW INDEPENDENT BOARD MEMBER

WESTLAKE VILLAGE, Calif. — June 3, 2003 — Homestore Inc. (NASDAQ SCM: HOMS) announced today that Paul Unruh has been appointed to its board of directors, increasing the number of independent directors to six and total members to eight. Unruh has also joined Homestore’s Audit Committee.

Unruh spent 25 years at Bechtel, a global engineering and construction services organization. Prior to his retirement in 2002, Unruh served as vice chairman of Bechtel Group, Inc. Previous responsibilities included both operating and financial positions, including president of Bechtel Enterprises, a development and financing subsidiary, chief financial officer, treasurer and controller. Unruh continues to serve as a director of Bechtel. Prior to joining Bechtel, Unruh spent seven years at PricewaterhouseCoopers as an audit manager.

“Paul exemplifies our commitment to strong corporate governance, and our desire to most effectively represent the long-term interests of our shareholders,” said Joe Hanauer, Homestore’s chairman. “His senior management experience, strong financial background and leadership at Bechtel Enterprises, which involved evaluating and growing new business ventures, will be invaluable as we continue to re-position Homestore to profitably serve our customers.

“As set forth in our Corporate Governance Guidelines, we have been committed to expanding our board with independent directors having targeted management and technical skills. The appointment of an experienced finance and accounting professional coupled with the addition earlier this year of Bruce Willison, dean of the UCLA Graduate School of Business, accomplishes this important objective,” Hanauer said.

Unruh is a director of Bechtel Group and VERITAS Software.

ABOUT HOMESTORE
Homestore Inc. (NASDAQ SCM: HOMS) is the real estate industry’s leading media and technology supplier. The company operates the No. 1 network of home and real estate Web sites including flagship site Realtor.com®, the official Web site of the National Association of Realtors®; HomeBuilder.com™, the official new homes site of the National Association of Home Builders; Homestore ® Apartments & Rentals; and Homestore.com®, a home information resource. Homestore’s print businesses are Homestore® Plans & Publications and Welcome Wagon®. Homestore’s professional software divisions include Computers for Tracts™, Top Producer® Systems and WyldFyre™ Technologies. For more information: www.homestore.com/corporateinfo <http://www.homestore.com/corporateinfo>.